Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 23, 2019 relating to the consolidated financial statements of Apex Global Brands Inc. (formerly Cherokee Inc.) (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended February 2, 2019.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 20, 2019